Trimble Announces Board Additions and Capital Allocation Update
Kara Sprague and Ron Nersesian elected as new independent directors
$800 million share repurchase authorized
WESTMINSTER, Colo., Jan. 30, 2024—Trimble Inc. (NASDAQ: TRMB) announced today the appointment of Kara Sprague and Ron Nersesian to its Board of Directors, effective February 5, 2024. Sprague is the Executive Vice President and Chief Product Officer at F5, Inc., and Nersesian is the Chairman of the Board of Directors of Keysight Technologies, and formerly served on Trimble’s Board of Directors from November 2011 through May 2021.
“We are thrilled to welcome Kara and Ron to our Board,” said Rob Painter, Trimble’s CEO. “Kara’s experience driving the growth and go-to-market transformation of a leading software business adds valuable perspective as software represents an increasingly core aspect of our business model. Ron brings a track record of prudent capital allocation and outstanding shareholder returns, including significant value creation during his tenure as CEO of Keysight.”
The Company also announced today that the Board has authorized a common stock repurchase authorization of up to $800 million, which replaces the Company’s existing authorization and goes into effect immediately. Trimble expects to utilize a significant amount of the authorization in 2024. The Company plans to host an investor day in the second half of 2024 where it will provide an update of the company’s margin target in the context of the new segment reporting structure.
“We previously announced that we expect to repay $1.1 billion of debt and repurchase $400 million worth of shares with the proceeds from the proposed AGCO JV transaction, shortly following the close of the JV, which is expected to occur in the second quarter of 2024. Today’s announcement maintains that plan while expanding our expectations for total repurchase activity in 2024. The prioritization of capital return and debt repayment reflects our near-term capital allocation priorities as well as our confidence in the value of Trimble’s long-term plan. We are excited to execute in our core business and to continue to drive growth in revenue, cash flow and returns on capital. We expect any near-term acquisitions to focus on tuck-in opportunities that leverage the Company’s industry leading commercial platforms," Painter added.
Shares of common stock may be repurchased from time to time, through accelerated share repurchase programs, open market transactions, privately-negotiated transactions, block purchases, tender offers or other means. The program may be suspended, modified or discontinued at any time at the Company's discretion without notice.
Kevin Galligan, Partner at JANA Partners, a Trimble shareholder, remarked: “We are pleased with these high-quality additions to Trimble’s Board as well as the Company’s capital allocation update. Trimble is an outstanding company with significant opportunity for value creation through its refined capital allocation approach, attractive mix of software and recurring revenue and potential to drive margin expansion. We look forward to supporting Rob and the Company as they execute their strategy to compound value.”
Trimble will announce fourth quarter and full year 2023 earnings on February 12, 2024.
Additional biographical information on Board appointees is included below:
About Kara Sprague
Kara is currently Executive Vice President and Chief Product Officer of F5, Inc. Since joining F5 in 2017, she has held a variety of product and GTM leadership roles, including EVP of Application Delivery and Enterprise Product Ops. Prior to F5, Kara spent 13 years at McKinsey, where she held various leadership positions across their technology practice. Earlier in her career, she was an engineer for several large enterprise software organizations.
About Ron Nersesian
Ron is currently Chairman of Keysight Technologies, after previously serving as Executive Chairman. Ron led Keysight as President and CEO from initial formation in 2014 through 2022. He assumed these roles following Keysight’s spin-off from Agilent Technologies. Ron also served in various leadership roles across Agilent, including President and Chief Operating Officer, over a 10 year period. Earlier in his career, Ron had roles at Hewlett-Packard and LeCroy, now a part of Teledyne, in a range of management positions over nearly 18 years.

About Trimble
Dedicated to the world's tomorrow, Trimble is a technology company delivering solutions that enable our customers to work in new ways to measure, build, grow and move goods for a better quality of life. Core technologies in positioning, modeling, connectivity and data analytics connect the digital and physical worlds to improve productivity, quality, safety, transparency and sustainability. From purpose-built products and enterprise lifecycle solutions to industry cloud services, Trimble is transforming critical industries such as construction, geospatial, agriculture and transportation to power an interconnected world of work. For more information about Trimble (NASDAQ: TRMB), visit: www.trimble.com.
Safe Harbor
Certain statements made in this press release regarding Trimble’s plans to repurchase up to $800 million of its common stock, the anticipated amount and timing of such repurchases, the manner in which Trimble may effect such repurchases, the anticipated near-term acquisition strategy being limited to tuck-ins, and other statements that are not historical in nature constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, and actual events and results may differ materially from those described in this press release. Factors that could cause or contribute to such differences include, but are not limited to, Trimble's available resources and cash flows from operating activities to repurchase the common stock, changing market prices for Trimble common stock, economic trends in the markets served by Trimble, and alternative uses of capital. More information about potential factors which could affect Trimble's business, financial results and plans for share repurchases is set forth in reports filed with the SEC, including Trimble's quarterly reports on Form 10-Q and its annual report on Form 10-K. All forward-looking statements are based on information available to Trimble as of the date hereof, and Trimble expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in Trimble’s expectations or any change of events, conditions or circumstances on which any such statement is based.